Exhibit 99.1

Repros Confirms Guidance on Ongoing Clinical Studies; Proellex Uterine Fibroid Study Reaches Full Recruitment; Company Intends to File Shelf Registration

THE WOODLANDS, Texas--(BUSINESS WIRE)--Sept. 5, 2006--Repros Therapeutics Inc. (Nasdaq:RPRX) (PCX:RPRX) today provided an update regarding the progress of its three ongoing clinical studies. The studies include a 200 patient U.S. Phase 3 study of Androxal(TM) for the treatment of testosterone deficiency in men with secondary hypogonadism, a 150 patient U.S. Phase 2 study of Proellex(TM) in the treatment of uterine fibroids and a 40 patient European Phase 2 study of Proellex(TM) in the treatment of endometriosis.

As of September 1, 2006, 494 patients have been screened at 19 active clinical sites for enrollment in the Phase 3 Androxal study. Of these 494 patients, 297 were screening failures and 133 patients have been randomized to active drug. Consistent with earlier reports, a majority of patients were deemed screening failures because they did not meet the criteria of testosterone deficient as defined in the study. Interestingly, only three patients failed screening due to diagnosis of hypogonadism due to testicular dysfunction, a condition termed primary hypogonadism. This observation supports Repros' belief that the majority of men with low testosterone have secondary hypogonadism caused by a pituitary deficiency.

Based on this increased patient recruitment, the Company continues to believe it will be able to report top-line, initial interim three-month results from these 133 patients before year-end. Further, the Company believes the study will be fully recruited by the end of the year. Repros plans to submit a protocol to the FDA to allow patients in the Phase 3 Androxal study to roll over into a one-year open-label extension study starting in November 2006.

Patient recruitment has concluded in the Phase 2 Proellex(TM) uterine fibroid study. As of September 1, 2006, 253 patients have been screened at 17 active clinical sites for enrollment. Eighty-eight patients have been randomized to drug and 87 patients are awaiting randomization. Because of imbalance of recruitment at the various sites and because of certain protocol requirements prohibiting shipment of drug between sites the study will randomize approximately 140 patients. The Company believes it will be able to report top-line, initial interim data from the 88 patients currently on drug before year-end. All patients are expected to be randomized to study medication by the end of the year. Per a protocol submitted to the FDA, patients from this Phase 2 study will begin to roll over into a one-year open-label extension study starting in September 2006.

As of September 1, 2006, 37 patients have been randomized to drug in the Phase 2 Proellex(TM) endometriosis study at 3 active clinical sites. The Company believes it will be able to report top-line initial interim three-month data from these 37 patients before year-end. Furthermore, the Company believes the study will complete recruitment of all 40 patients by the end of the year. The Company is submitting a protocol for a one-year open-label extension study to the appropriate regulatory body. Patients will begin to roll over into that study starting in October 2006.

Joseph S. Podolski, President and CEO of Repros stated, "We have successfully completed an aggressive advertising campaign for the U.S. studies. The most dramatic improvement was noted in our Proellex uterine fibroid study, which is now fully recruited. We are pleased that by working closely with our CRO, we have been able to improve recruitment rates without compromising study integrity." Mr. Podolski added, "I look forward to providing you with the results of our interim analyses of these studies later this year. Although interim analyses may not typically be built into clinical trials, we believe it is important to provide our shareholders with an update of Androxal's and Proellex's clinical performance this year."

The Company also announced today that it intends to file a Form S-3 shelf registration statement with the Securities and Exchange Commission for up to 5,000,000 shares of common stock. When filed, this shelf registration statement will not be effective, but if it is declared effective it will remain so for three years. The shares of common stock under this registration statement may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This news release does not constitute an offer to sell or the solicitation of an offer to buy the shares, nor shall there be any sale of the shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares under the securities laws of that state. The Company has no immediate plans for conducting a round of financing at this point in time and believes it has sufficient funds on hand to complete and announce results from interim assessments of the ongoing Androxal and Proellex studies.

Mr. Podolski further commented, "Our conservative fiscal approach to drug development has allowed us to maintain a solid cash position. Unaudited, we have over $10 million in cash, which should be sufficient for us to complete the above-mentioned initial interim analyses. At this time, we believe the remaining capital will be sufficient to allow us to conduct future financings in a responsible manner that protects the assets of our current shareholders. The shelf registration we intend to file will provide us with the flexibility we need to properly consider our financing options."

About Repros Therapeutics Inc.

Repros is engaged in the development of pharmaceutical products that address conditions of the male and female reproductive systems. Proellex(TM), the Company's lead compound is a PRM (progesterone receptor modulator) currently being studied in a Phase 2 clinical trial for the treatment of uterine fibroids, a condition that affects numerous women of childbearing age in the U.S. and results in a significant number of hysterectomies each year. Proellex(TM) is also being studied in a Phase 2 study for the treatment of endometriosis, a condition that affects approximately 5.5 million women in the U.S. and Canada. Androxal(TM), the Company's other program in late clinical development is designed to restore normal testosterone production by the testes and is being tested in a Phase 3 clinical trial for the treatment of testosterone deficiency in men.

For more information, please visit the Company's website at http://www.reprosrx.com.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including Repros' ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, Repros' ability to raise additional capital on acceptable terms or at all, Repros' ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, uncertainty relating to Repros' patent portfolio and such other risks which are identified in Repros' (formerly Zonagen's) Annual Report on Form 10-K for the year ended December 31, 2005 and in subsequent filings with the SEC. This document is available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Repros Therapeutics Inc., The Woodlands
Joseph S. Podolski, 281-719-3447